Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides Second Quarter 2018 Guidance and

Announces Conference Call to be Held on August 2, 2018

(Chicago – June 28, 2018) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today provided guidance for its second quarter ending June 30, 2018. The Company anticipates revenue in the range of $1,040 million to $1,050 million for the second quarter of 2018 compared to $941 million in the first quarter of 2018 and $875 million in the second quarter of 2017. Ryerson anticipates higher tons sold and average selling prices compared to both the prior quarter and prior year periods. The Company expects second quarter 2018 net income attributable to Ryerson Holding Corporation in the range of $14 million to $17 million, which includes LIFO expense of $38 million to $41 million. Adjusted EBITDA, excluding LIFO is expected to be in the range of $98 million to $101 million for the second quarter of 2018. The Company reported net income attributable to Ryerson Holding Corporation of $10 million for the first quarter of 2018 and $1 million for the second quarter of 2017. Adjusted EBITDA, excluding LIFO was $62 million in the first quarter of 2018 and $52 million in the second quarter of 2017. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson anticipates quarterly year-over-year volume growth in nearly all end markets, most notably in commercial ground transportation, consumer durable equipment, and industrial equipment. Compared to the first quarter of 2018, Ryerson also anticipates growth in almost all end markets as the Company continues to execute well within improved industrial demand conditions experienced thus far in 2018.

Ryerson continues to see improved pricing conditions in the second quarter of 2018 as commodities appreciated compared to the first quarter of 2018 and the manufacturing economy remains strong. According to the Metal Service Center Institute, U.S. service center volumes increased by 5.0 percent through May 2018 year-to-date compared to the prior year period. U.S. industrial production, as measured by the Federal Reserve, registered growth of 3.5 percent or higher from February through May, supporting continued shipment strength for Ryerson. Although imports have elevated in recent months, May steel imports as reported by the U.S. Census Bureau suggest levels have started to recede. Ryerson expects modest pricing increases in the third quarter of 2018 as June 2018 commodity prices for CRU hot-rolled carbon steel, Midwest aluminum, and the stainless 304 surcharge are trending above average second quarter 2018 prices. Ryerson anticipates average inventory costs to rise in the third quarter of 2018 as gross margins stabilize. However, Ryerson believes that end market demand will remain stronger than historical averages for the second half of 2018 due to inventory dislocations caused by trade actions and improved U.S. industrial demand.

Ryerson Holding Corporation’s Second Quarter 2018 Conference Call Details

Ryerson will host a conference call to discuss second quarter 2018 results on Thursday, August 2, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Wednesday, August 1.

DATE:	Thursday, August 2, 2018
TIME:	10:00 a.m. ET / 9:00 a.m. CT
DIAL-IN:	833-241-7253 (Domestic) / 647-689-4217 (International)
CONFERENCE ID:	1298503

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,700 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net income attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net income attributable to Ryerson Holding Corporation	$14	$17
Interest and other expense on debt	24	24
Provision for income taxes	5	7
Depreciation and amortization expense	12	12

EBITDA	$55	$60
Adjustments	2	3

Adjusted EBITDA	$57	$63

LIFO expense	41	38

Adjusted EBITDA, excluding LIFO expense	$98	$101

EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison among our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, may differ from that of other companies.